Exhibit 8.1

Ruhnn Holding Limited

List of Significant Subsidiaries

1.	WuHan Investment Limited	BVI

2.	YiHan (Hong Kong) Limited	Hong Kong

3.	Ruhnn (Hong Kong) Lmited (如涵香港有限公司)	Hong Kong

4.	Hangzhou Yihan Technology Co., Ltd. (杭州一涵科技有限公司)	PRC

5.	Hangzhou Hanyi E-commerce Co., Ltd. (杭州涵意电子商务有限公司)	PRC

6.	Ruhnn Supply Chain Management Co., Ltd. (杭州如涵供应链管理有限公司)	PRC

7.	Ruhnn Cultural Communication Co., Ltd. (杭州如涵文化传播有限公司)	PRC

8.	Hangzhou Da Yi E-commerce Co., Ltd. (杭州大奕电子商务有限公司)	PRC

9.	Hangzhou Wuhan E-commerce Co., Ltd. (杭州吾韩电子商务有限公司)	PRC

10.	Hangzhou Sijiu E-commerce Co., Ltd. (杭州私久电子商务有限公司)	PRC

11.	Hangzhou Dayi E-commerce Co., Ltd. (杭州大亿电子商务有限公司)	PRC

12.	Hangzhou Hanli E-commerce Co., Ltd. (杭州晗礼电子商务有限公司)	PRC

13.	Hangzhou Weimai Cultural Creative Co., Ltd. (杭州唯麦文化创意有限公司)	PRC

14.	Shanghai Yitong E-commerce Co., Ltd. (上海翼瞳电子商务有限公司)	PRC

15.	Hangzhou Xinhan Supplier Chain Management Co., Ltd. (杭州信涵供应链管理有限公司)	PRC

16.	Hangzhou Ruhnn E-commerce Co. Ltd. (杭州如涵电子商务有限公司)	PRC

17.	Haining Yishang Apparel Co., Ltd. (海宁祎尚服饰有限公司)	PRC

18.	Shanghai Yijing E-commerce Co., Ltd. (上海奕瑾电子商务有限公司)	PRC